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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
OPTION CARE, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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485 E. HALF DAY ROAD
SUITE 300
BUFFALO GROVE, ILLINOIS 60089

Dear Stockholder:

        You are cordially invited to the Annual Meeting of Stockholders (the "Meeting") of Option Care, Inc. ("Option Care" or the "Company"). The Meeting will be held at the Company's Corporate Offices at 485 E. Half Day Road, Suite 300, Buffalo Grove, Illinois, on Friday, May 9, 2003, at 10:00 a.m., local time.

        At the Meeting, you will be asked (a) to consider and vote to elect three (3) directors to hold office for a three-year term, (b) to ratify the appointment of Ernst & Young, LLP to act as independent auditors of the Company for the fiscal year 2003 and (c) to transact any other business as may properly come before the Meeting and any adjournment of the Meeting.

        Option Care's Board of Directors (the "Board") unanimously recommends that Option Care's stockholders vote FOR all of the nominees for election as directors and FOR appointment of Ernst & Young, LLP to act as independent auditors of the Company for the fiscal year 2003.

        In the materials accompanying this letter, you will find a Notice of the Meeting, a Proxy Statement relating to the proposals you will be asked to consider and vote upon at the Meeting, and a Proxy Card. The Proxy Statement includes general information regarding Option Care as well as additional information relating to the specific proposals you will be asked to consider and vote upon at the Meeting. Also enclosed with the proxy materials is Option Care's Annual Report to Stockholders.

        All stockholders are invited to attend the Meeting in person. However, whether or not you plan to attend the Meeting, please complete, sign and date the Proxy Card enclosed herewith and promptly return it to Option Care in the enclosed envelope we have provided for that purpose. If you attend the Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Meeting.

                      Sincerely,

                      /s/  RAJAT RAI

                      Rajat Rai
                       CEO and President

April 4, 2003

485 E. HALF DAY ROAD
SUITE 300
BUFFALO GROVE, ILLINOIS 60089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 9, 2003

To the Holders of the Common Stock of
Option Care, Inc.

        The Annual Meeting of Stockholders (the "Meeting") of Option Care, Inc., a Delaware corporation (the "Company"), will be held at the Company's Corporate Offices at 485 E. Half Day Road, Suite 300, Buffalo Grove, Illinois on May 9, 2003 beginning at 10:00 a.m., local time. The Company's Board of Directors has fixed the close of business on March 26, 2003 as the Record Date for the determination of stockholders entitled to receive notice of and to vote at the Meeting and any adjournments of the Meeting. At the Meeting, you will be asked to consider and vote upon the following:

  1.
  A resolution to elect three (3) directors to hold office for a term of three years or until their successors shall have been duly elected and qualified;

  2.
  A resolution to ratify the appointment of Ernst & Young, LLP to act as independent auditors of the Company for the fiscal year 2003; and

  3.
  To consider and act upon such other business as may properly come before the Meeting and any adjournments of the Meeting.

        Each of the matters identified in paragraphs 1 through 3 above are discussed in detail in the Proxy Statement attached to this Notice. We encourage you to read the Proxy Statement carefully.

        It is extremely important that your shares are voted at the Meeting. To ensure that your shares are voted at the Meeting please complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed return envelope we have provided for that purpose. No postage is required to return the proxy card in the enclosed envelope if mailed in the United States. You may revoke a previously given proxy in the event you change your mind after you return the proxy card to the Company. The delivery of a later dated proxy card to the Company will revoke any previously given proxy. In addition, you may revoke a previously given proxy by attending the Meeting and voting your shares in person.

                      By Order of the Board of Directors.

                      /s/  JOSEPH P. BONACCORSI

                      Senior Vice President, General Counsel and Secretary

April 4, 2003
Buffalo Grove, Illinois

485 E. HALF DAY ROAD
SUITE 300
BUFFALO GROVE, ILLINOIS 60089

PROXY STATEMENT
ANNUAL STOCKHOLDERS' MEETING
TO BE HELD MAY 9, 2003

GENERAL

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Option Care, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held on Friday, May 9, 2003, at 10:00 a.m., local time, at the Company's Corporate Offices at 485 E. Half Day Road, Suite 300, Buffalo Grove, Illinois, and any adjournment thereof.

        The Notice of Annual Meeting to which this Proxy Statement is attached lists the matters which the Company intends to propose for consideration at the Meeting and these matters are discussed in detail later in this Proxy Statement. Other than the matters listed in the Notice of Annual Meeting and discussed herein, the Board does not currently intend, nor does it know of anyone else who intends, to present any other matter for consideration at the Meeting.

        All proxies evidenced by a properly completed and returned Proxy Card will be voted in accordance with the instructions set forth in the Proxy Card. If no choice is specified, proxies will be voted "FOR" the election of each of the nominees for director proposed by the Board of Directors as set forth in Proposal 1, and "FOR" ratification of the appointment of Ernst & Young, LLP to act as independent auditors of the Company for the fiscal year 2003. If any other matters properly come before the Meeting, the persons named as proxies in the Proxy Card will be authorized to vote or otherwise act on these matters using their reasonable judgment and discretion; provided, however, that proxies directing a vote against a proposal may not be voted for a proposal to adjourn the Meeting to permit further solicitation in favor of the original proposal. A stockholder who executes a proxy may revoke it at any time before it is voted by delivering to the Company another proxy bearing a later date, by submitting written notice of such revocation to the Secretary of the Company, or by personally appearing at the Meeting and casting a contrary vote.

        The Meeting will be able to consider and vote upon proposals only if at least a majority of the shares entitled to vote at the Meeting are represented at the Meeting in person or by proxy. Assuming the requisite numbers of shares are represented at the Meeting, each proposal will be voted on separately and the vote required to approve each proposal is described below. A plurality of the votes cast is required for the election of directors, which means that the nominees with the three (3) highest vote totals will be elected as directors. As a result, abstentions and broker "non-votes" do not have an effect on the results of the vote for the election of directors. The affirmative vote of a majority of the shares represented at the Meeting in person or by proxy is required to ratify the appointment of Ernst & Young, LLP to act as the Company's independent auditors for the fiscal year 2003.

        Each share of Common Stock is entitled to one vote for each of the proposals identified in this Proxy Statement. The close of business on March 26, 2003 has been fixed as the Record Date for the determination of the holders of our Common Stock entitled to notice of and to vote at the Annual Meeting. On March 26, 2003, there were 20,740,854 shares of Common Stock outstanding and entitled to vote. This Proxy Statement, together with the enclosed Notice of Meeting and Proxy Card, were mailed beginning on or about April 9, 2003 to all record owners of Option Care Common Stock as of the Record Date.

STOCKHOLDER PROPOSALS

        Proposals that stockholders intend to present at the 2004 Annual Meeting of Stockholders are due by December 10, 2003 for inclusion in the Company's Proxy Statement relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement in accordance with regulations governing the solicitation of proxies.

        The Company's By-Laws provide that stockholder proposals which do not appear in the Proxy Statement may be considered at a meeting of stockholders only if written notice of the proposal is received by the Secretary of the Company not less than 60 days and not more than 90 days before the anniversary of the prior years' Annual Meeting; provided, however, that, in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the 60th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Any such notice of a stockholder proposal by a stockholder to the Secretary of the Company must be accompanied by (a) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (b) the name and address of the stockholder who intends to present the proposal for a vote, (c) the class and number of shares of Company Common Stock which are beneficially owned by the stockholder, and (d) a description of any material interest of the stockholder in such business.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The table below sets forth information regarding the amount of Common Stock beneficially owned, as of March 26, 2003, by (i) each director of the Company, (ii) each nominee for election as a director of the Company, (iii) the executive officers named in the Summary Compensation Table, (iv) all directors and executive officers of the Company as a group and (v) any person who is known by us to beneficially own 5% or more of our Common Stock.

Name and Address(1)	Number of Shares Beneficially Owned(2)	Percent of Outstanding Common Stock Beneficially Owned(3)
Kenneth S. Abramowitz	30,000	*
James G. Andress	111,250	*
Joseph P. Bonaccorsi	16,561	*
Irwin Halperin	77,815	*
Leo Henikoff, M.D.	30,000	*
James M. Hussey	16,125	*
John N. Kapoor, Ph.D.(4)	7,239,368	33.7%
Kent Kerkhof	23,757	*
Bruce Kutinsky	144,418	*
Paul Mastrapa	31,250	*
Dushyant Patel	33,906	*
Rajat Rai	392,361	1.8%
Jerome F. Sheldon	111,250	*
Wellington Management Company, LLP.(5)	2,465,509	11.5%

All directors and executive officers as a group (13 persons)	8,258,061	38.4%

*
Less than 1%

(1)
Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his name. The address for each person is 485 E. Half Day Road, Suite 300, Buffalo Grove, Illinois, 60089.

(2)
Includes the following shares that such persons may acquire upon the exercise of options exercisable within 60 days of March 26, 2003: Mr. Abramowitz—30,000; Mr. Andress—81,250 shares; Mr. Bonaccorsi—15,625 shares; Mr. Halperin—40,625 shares; Dr. Henikoff—30,000 shares; Mr. Hussey—8,125 shares; Mr. Kerkhof—15,625 shares; Mr. Kutinsky—87,500 shares; Mr. Mastrapa—31,250 shares; Mr. Patel—31,250 shares; Mr. Rai—320,313 shares; Mr. Sheldon—81,250 shares; and all directors and executive officers as a group—772,813 shares.

(3)
The percentage calculations for beneficial ownership are based upon 20,740,854 shares of Common Stock issued and outstanding as of March 26, 2003 plus, for each person or the group, the number of shares subject to options exercisable currently or within 60 days after March 26, 2003 by such person or group.

(4)
Includes 6,306,061 shares owned by E.J. Financial/OCI Management, L.P., of which Dr. Kapoor is the managing general partner, 634,921 shares owned by the Kapoor Family Partnership, L.P., of which Dr. Kapoor is the sole general partner, and 298,386 shares owned by the John N. Kapoor Trust dated September 20, 1989, of which Dr. Kapoor is the sole trustee and sole current beneficiary.

(5)
Wellington Management Company, LLP claims shared dispositive power of 2,465,509 shares of Option Care Common Stock indirectly through a wholly owned subsidiary and claims shared voting power of 1,752,539 shares of common stock held by or on behalf of its institutional clients. This information was taken from Wellington Management's Schedule 13-G, dated February 12, 2003 which also lists their address as 75 State Street, Boston, Massachusetts, 02109.

PROPOSAL 1. ELECTION OF DIRECTORS
(Proposal 1 on the Proxy Card)

        In accordance with the Company's By-laws, the size of the Board of Directors has been fixed at seven members. The Board of Directors is divided into three classes, with two classes having two directors each and one class having three directors. Every year one class is elected to a three-year term. The class currently up for election contains three directors.

        In preparation for the Company's Annual Meeting each year, the Board of Directors selects the individuals who will stand for election as the Company's nominees. In making such selections, the Board considers the Company's evolving needs and seeks to identify individuals whose experience and expertise match those needs. After potential nominees have been identified through this process, the Board of Directors attempts to assess each potential nominee's ability and willingness to devote sufficient time and attention to acting as an Option Care director.

        This year, the Board of Directors has selected Kenneth S. Abramowitz, John N. Kapoor, Ph.D., and Rajat Rai as the Company's nominees for election to a three-year term as directors of the Company. Each of Messrs. Abramowitz and Rai, and Dr. Kapoor, currently serve as directors of the Company. Mr. Abramowitz was appointed to the Company's Board of Directors in 2002 to fill a newly-created board position, Dr. Kapoor has served as Chairman of the Board of Directors since 1990 and Mr. Rai has served on the Company's Board of Directors since 2001. A description of the qualifications and experience of the nominees for election as directors appears below. Because each of the nominees currently serves as a director of the Company, the Board of Directors is fully aware of the ways in which the nominees' experience and expertise compliments the Company's needs. The nominees' existing relationship with the Company also provided the Board of Directors with actual knowledge of their commitment of time and attention to the Company and allowed this assessment to include consideration of the actual level of past participation in Board functions.

        Each of the nominees has advised the Board of Directors that he is willing to serve if elected as a director of the Company. However, if prior to the Meeting, the Board of Directors makes a good faith determination that any of the above-named nominees is unable or unwilling to serve as a director, any proxy marked "FOR" this proposal will be voted for a substitute nominee selected by the Board of Directors.

Recommendation of the Board of Directors

        The Board of Directors recommends that stockholders vote "FOR" each of the Company's nominees for election as a director of the Company.

INFORMATION CONCERNING OFFICERS AND DIRECTORS

Officers and Directors

        The following table identifies each of the nominees for election as a director of the Company, each continuing director and each executive officer of the Company. The information in the table is as of March 26, 2003.

Name	Age	Positions or Offices with the Company	Has Served Continuously Since
Nominees for Terms Ending in 2006
Kenneth S. Abramowitz	52	Director	2002
John N. Kapoor Ph.D	59	Chairman of the Board of Directors	1990
Rajat Rai	36	Director, Chief Executive Officer and President	2001
Directors with Terms Ending in 2005
James G. Andress	64	Director	1991
Leo Henikoff M.D.	63	Director	2001
Directors with Terms Ending in 2004
Jerome F. Sheldon	67	Director	1991
James M. Hussey	43	Director	1999
Executive Officers
Joseph Bonaccorsi	38	Senior Vice President, Secretary and General Counsel	2002
Paul Mastrapa	38	Senior Vice President and Chief Financial Officer	2002
Bruce Kutinsky	37	Executive Vice President, Specialty Pharmacy	2000
Dushyant Patel	44	Executive Vice President, Home Infusion Services	2000
Irwin Halperin	46	Senior Vice President, Sales	2001
Kent Kerkhof	53	Senior Vice President, Franchise & Network Development	2000

        Following is a more detailed description of the business experience of each of the nominees, continuing directors and executive officers of the Company identified in the table.

Nominees

        Kenneth S. Abramowitz was appointed to the Board of Directors in September 2002. Mr. Abramowitz is a Managing Director on the Healthcare Team at The Carlyle Group. Prior to joining The Carlyle Group, Mr. Abramowitz held the position of analyst at Sanford C. Bernstein & Company where he covered the medical supply, hospital management and Health Maintenance Organization (HMO) industries for 23 years, after which he was an EGS Securities fund manager for 5 months. Mr. Abramowitz was voted top hospital supply and/or service analyst on the Institutional Investor Magazine's "All-America Research Team" during 14 of the 19 years from 1980 through 1999, and made the team for both health care services and medical supplies for 9 of the 12 years from 1987 through 1999. During the past ten years, Mr. Abramowitz has published several notable studies in the healthcare field. Mr. Abramowitz received an M.B.A. from Harvard Business School in 1976 and a B.A. from Columbia University in 1972.

        John N. Kapoor, Ph.D. has served as Chairman of the Board of Directors since October 1990. Dr. Kapoor served as the Company's Chief Executive Officer from August 1993 to April 1996. Dr. Kapoor also served as the Company's President from August 1993 through October 1993 and from January 1995 through February 1996 and as Chief Executive Officer and President from March 1991 to May 1991. In addition, Dr. Kapoor is President of EJ Financial Enterprises, Inc., a health care consulting and investment company formed by Dr. Kapoor in 1990. From June 1982 to April 1990, Dr. Kapoor held several positions with Lyphomed, Inc., a pharmaceutical company, including Chairman, Chief Executive Officer and President. Dr. Kapoor is a director of First Horizon Pharmaceutical Corporation (NASDAQ:FHRX), and is a director and Chairman of each of Introgen Therapeutics Inc. (NASDAQ:INGN), Akorn, Inc. (NASDAQ:AKRN) and NeoPharm, Inc. (AMEX:NEO). Dr. Kapoor received a Ph.D. in medicinal chemistry from the State University of New York and a B.S. in pharmacy from Bombay University.

        Rajat Rai has been a member of the Company's Board of Directors since May 2001. Mr. Rai has served as the Company's Chief Executive Officer since April 2001, and President since June 2000. Prior to that, Mr. Rai held various positions with the Company since August 1992, including Chief Operating Officer from August 1999 to April 2001. Mr. Rai received an M.B.A. in Finance from Wayne State University, and also holds a B.S. in Mechanical Engineering from Regional Engineering College in Warangal, India.

Continuing Directors

        James G. Andress has been a member of the Company's Board of Directors since November 1991. Mr. Andress served as Chairman and Chief Executive Officer of Warner-Chilcott, PLC, a pharmaceutical company, from November 1996 until his retirement in October 2000. From May 1990 until September 1995, Mr. Andress served as Chief Executive Officer of Information Resources, Inc. (NASDAQ:IRIC), a software and information services company, and served as President and Chief Operating Officer of such company from March 1994 to September 1995. He currently serves as a director of the following companies: Information Resources, Inc. (NASDAQ:IRIC); Allstate Corporation (NYSE:ALL); Sepracor, Inc.; and XOMA Corp. (NASDAQ:XOMA).

        Leo Henikoff, M.D., was appointed to the Company's Board of Directors on November 12, 2001. Dr. Henikoff is currently serving as President and Chief Executive Officer of Rush-Presbyterian-St. Luke's Medical Center in Chicago, Illinois, where he is a Professor of Medicine and Pediatrics; President and Chairman of the Rush System of Health, a six-hospital system in the Chicago area; and President of Rush University. From 1994 through present, Dr. Henikoff has served as a director of Bankmont Financial Corporation, and has also served as a director on the boards of Harris Trust and Savings Bank and Harris Bankcorp, Inc. from 1986 to present. In addition, Dr. Henikoff has served and continues to serve on the boards of numerous charitable and voluntary organizations.

        Jerome F. Sheldon has been a member of the Company's Board of Directors since November 1991. Mr. Sheldon was President and Chief Executive Officer of Medicine Shoppe International, Inc., a franchisor of retail pharmacies, from March 1980 to June 1990, a Director of such company from March 1980 to February 1991 and a consultant of such company from July 1990 to June 1991. During most of this period, Mr. Sheldon was also a Director of the International Franchise Association and a trustee of the St. Louis College of Pharmacy. Mr. Sheldon was President and Chief Executive Officer of Lamar Snowboards, a manufacturer and distributor of snowboard products, from August 1991 to

July 1998. Mr. Sheldon received a B.A. from Brooklyn College and an M.B.A. and J.D. from Columbia University.

        James M. Hussey has been a member of the Company's Board of Directors since August 1999. Mr. Hussey has served as President and Chief Executive Officer of NeoPharm, Inc. (NASDAQ:NEOL), a biopharmaceutical company specializing in the development and marketing of new and innovative drugs for the diagnosis and treatment of cancer, since March 1998. In 1994, Mr. Hussey formed his own company, Physicians Quality Care, Inc. ("PQC"), which was the third largest Independent Physicians Association management company in Chicago, which he sold in 1998. Prior to forming PQC, Mr. Hussey spent over 11 years with Bristol-Myers Squibb (NYSE:BMY), a pharmaceutical company, where he held numerous senior level positions in marketing, sales and new business development. Mr. Hussey is also a director of NeoPharm, Inc. Mr. Hussey is a graduate of Butler University College of Pharmacy and a licensed pharmacist. Mr. Hussey received an M.B.A. from the University of Illinois in 1984.

Executive Officers

        Joseph Bonaccorsi joined Option Care in January 2002 as Senior Vice President, Secretary and General Counsel. Prior to joining Option Care, Mr. Bonaccorsi was a partner at the Chicago law firm of Sanchez & Daniels, where he practiced since 1993. Previously, he was an associate with the law firm of Best & Beranek for four years. Mr. Bonaccorsi earned his Juris Doctor degree from Loyola University of Chicago School of Law in May 1989, and his Bachelor of Science degree from Northwestern University in June 1986.

        Paul Mastrapa rejoined Option Care, Inc. as a Senior Vice President and Chief Financial Officer on February 4, 2002. Previously, Mr. Mastrapa held key senior level positions responsible for the financial management, business development, and operations of several healthcare service companies. Over the last four years, Mr. Mastrapa founded and served as CEO for AdvoLife, a venture capital backed provider of private pay chronic care management services to seniors, leading the company to profitability. In his career, Mr. Mastrapa has successfully led the acquisition and integration efforts for multiple healthcare service companies, held senior operating positions with P&L responsibility as well as senior-level finance and accounting roles. In 1991, Mr. Mastrapa began his healthcare career at Option Care where he supported the IPO process, acquisitions, and financial management needs of the company during the early 1990's. He began his career at Ernst &Young LLP in Chicago, has an M.B.A. from the Kellogg School of Management at Northwestern University and is a CPA.

        Bruce Kutinsky has been a part of Option Care since 1990. Prior to his position as an Executive Vice President with the corporate group, he was the owner and President of one of Option Care's offices in Ann Arbor, Michigan. When Option Care purchased the office in 1997, Mr. Kutinsky joined the company as an Area Vice President. In 1998 he was promoted to Vice President of Operations for Option Care Enterprises, Inc. (OCE) and in 2000 was promoted to Senior Vice President of OCE. In June 2001, Mr. Kutinsky was promoted to Chief Operating Officer. As of October 2002, he took on the role of Executive Vice President, Specialty Pharmacy, with responsibility for growing the Company's specialty pharmacy business. Mr. Kutinsky has a doctor of pharmacy degree from the University of Michigan and is a registered pharmacist in the state of Michigan.

        Dushyant Patel joined Option Care, Inc. in November 2000 and was initially responsible for Option Care's acquisition, business development and strategic alliance strategy. As of October 2002, Mr. Patel accepted the role of Executive Vice President, Home Infusion Services, which expanded his role to include managing the operations of the Company's infusion and related healthcare service line. Prior to joining Option Care, Mr. Patel held various positions of increasing responsibility with Omnicare including President, Omnicare Renal Services and Vice President of Pharmacy Services. In addition, Mr. Patel held operations management positions with Home Solutions Systems Corporation, Home

Nutritional Services Inc. and Travacare Homecare. Prior to his experience in home care delivery, Mr. Patel managed pharmacies in the hospital and retail environments for St. Joseph Hospital and Eckerd Drugs. Mr. Patel has a Master's and B.S. in pharmacy from Bombay College of Pharmacy and a B.S. in Pharmacy from Arnold & Schwartz College of Pharmacy in Brooklyn, New York.

        Irwin Halperin joined Option Care in 1988 as the Vice President of Sales for the Miami Office. More recently, he played an instrumental role in the development of the OptionMed® biotech and injectable drug distribution program and was promoted to Senior Vice President of Sales in January 2001. Prior to joining Option Care, Mr. Halperin served as Administrator for several Hospital Corporation of America (HCA) hospitals, including Administrator for Sun City Hospital with responsibility for its construction and opening. Mr. Halperin also ran an emergency room staffing service where he established strong relationships with physicians and hospitals throughout the State of Florida. Mr. Halperin has a B.S. from Ithaca College and a Masters of Public Health, with a concentration in Health Policy and Management from Yale University.

        Kent Kerkhof has been Senior Vice President of Option Care since July 2000. From March 1996 to February 2000, Mr. Kerkhof was Vice President at CM Healthcare Resources, Inc. in Northbrook, Illinois. Between May 1992 and February 1996, Mr. Kerkhof was President and CEO and Board Secretary of Home Solutions Systems Corp. in Arlington Heights, Illinois. He graduated from Butler University with a Master of Science Degree in Hospital Pharmacy Administration and a Bachelor's Degree in Pharmacy.

EXECUTIVE COMPENSATION

        For the years ended December 31, 2002, 2001 and 2000, the following table presents summary information concerning compensation awarded or paid to, or earned by, (i) each of the two individuals who served as the Company's Chief Executive Officer, (ii) each of the other four most highly compensated executive officers for the year ended December 31, 2002, and (iii) two former executive officers of the Company.

Summary Compensation Table

LONG-TERM COMPENSATION
ANNUAL COMPENSATION
Securities Underlying Options/ SARs (#)
Name and Principal Positions	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Awards ($)		LTIP Payouts	All Other Compensation ($)(2)
Rajat Rai President and Chief Executive Officer	2002 2001 2000	286,763 225,653 189,708	— 100,625 100,000	9,000 9,000 8,950	— — —	67,500 312,500 125,000	— — —	6,000 5,100 5,100
Joseph P. Bonaccorsi Senior Vice President, General Counsel and Secretary	2002 2001 2000	166,474 — —	10,000 — —	5,688 — —	— — —	62,500 — —	— — —	5,075 — —
Paul Mastrapa Senior Vice President and Chief Financial Officer	2002 2001 2000	160,417 — —	25,000 — —	5,500 — —	— — —	125,000 — —	— — —	679 — —
Bruce Kutinsky Executive Vice President, Specialty Pharmacy	2002 2001 2000	202,462 165,585 139,166	— 54,812 40,413	6,000 6,000 6,000	— — —	22,500 137,500 50,000	— — —	6,000 5,100 5,100
Dushyant Patel Executive Vice President, Home Infusion Services	2002 2001 2000	160,774 140,000 —	— 62,500 —	6,000 6,000 —	— — —	90,000 37,500 —	— — —	— — —

(1)
Amounts represent automobile allowance for each named executive officer.

(2)
Amounts represent Company matching contributions under the Company's 401(k) plan.

2002 Option/SAR Grants

        The following table sets forth information concerning stock option grants made in the year ended December 31, 2002 to the named executive officers.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options/SAR Granted (#)(1)	Percent of Total Options/SAR Granted to Employees in Fiscal Year
Name			Exercise Price ($/Sh)	Expiration Date
					5%($)	10%($)
Rajat Rai	67,500	6.5	12.49	6/4/2012	530,294	1,343,862
Joseph P. Bonaccorsi	62,500	6.1	13.53	3/21/2012	531,898	1,347,926
Paul Mastrapa	125,000	12.1	13.53	3/21/2012	1,063,796	2,695,853
Bruce Kutinsky	22,500	2.2	12.49	6/4/2012	176,765	447,954
Dushyant Patel(3)	90,000	8.7	8.06	11/1/2012	456,277	1,156,288

(1)
Unless other terms are specifically identified at the time an option is granted, options granted to all recipients other than non-employee directors vest and become exercisable one quarter per year on each of the first four anniversaries of issuance and have a life of ten (10) years from the date of grant. The exercise of vested options is further limited as follows: options are exercisable for three months after termination of employment, except that in the case of retirement (at or after age 65), death or total disability, options are exercisable for twelve months after termination of employment.

(2)
The indicated 5% and 10% rates of appreciation are provided to comply with Securities and Exchange Commission regulations and do not necessarily reflect the views of the Company as to the likely trend in the Common Stock price. Actual gains, if any, on stock option exercises and Common Stock holdings will be dependent on, among other things, the future performance of the Common Stock and overall market conduct. There can be no assurance that the amounts reflected above will be achieved.

(3)
The Compensation Committee of the Board of Directors specified that 40,000 of the options granted to Mr. Patel would vest and become exercisable only if Mr. Patel and the Company achieved specific performance goals on or before December 31, 2002. These performance goals were not satisfied and, therefore, 40,000 of these options expired unexercised on December 31, 2002.

2002 Stock Option/SAR Exercises and Year-End Option/SAR Value

        The following table sets forth information concerning the number of exercisable and unexercisable stock options at December 31, 2002 as well as the value of stock options having an exercise price lower than the last reported trading price ("in-the-money" options) on December 31, 2002 held by the individuals named in the Summary Compensation Table.

			Shares Underlying Unexercised Options/SAR Held at December 31, 2002(#)		Value of Unexercised, In-the-Money Options/SAR Held at December 31, 2002($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Rajat Rai	—	—	265,626	364,375	1,183,876	348,844
Joseph P. Bonaccorsi	—	—	—	62,500	—	—
Paul Mastrapa	—	—	—	125,000	—	—
Bruce Kutinsky	—	—	59,375	150,625	79,688	107,938
Dushyant Patel	—	—	28,125	96,875	61,625	75,750

(1)
Based on a price per share of $7.96, the last reported sale price of the Common Stock on December 31, 2002.

Severance Agreements

        Mr. Bonaccorsi has a separate agreement with the Company which entitles Mr. Bonaccorsi to receive nine months severance in the event of any termination by the Company without cause.

        Mr. Mastrapa has a separate agreement with the Company which entitles Mr. Mastrapa to receive twelve months severance in the event of any termination by the Company without cause.

        Mr. Kutinsky has a separate agreement with the Company which entitles Mr. Kutinsky to receive six months severance in the event of any termination by the Company without cause.

        Mr. Patel has a separate agreement with the Company which entitles Mr. Patel to receive six months severance in the event of any termination by the Company without cause.

        All of the severance agreements provide for the payment of 100% of then-current base salary plus continuation of health insurance and other benefits.

Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board of Directors during 2002 was comprised of Messrs. Andress, Hussey and Sheldon, and Dr. Henikoff. All Compensation Committee members are non-employee directors of the Company. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. In accordance with rules of the Securities and Exchange Commission designed to enhance disclosure of companies' policies toward executive compensation, the following is a report submitted by the above-listed committee members in their capacity as the Board's Compensation Committee addressing the Company's compensation policy as it related to the named executive officers for 2002.

        The report by the Compensation Committee and the Stock Performance Graph contained in this Proxy Statement shall not be deemed to be incorporated by reference by any general statement which incorporates by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and it shall not otherwise be deemed filed under such Acts.

Compensation Philosophy

        The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of stockholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies integrate annual base compensation with cash and stock bonuses based upon corporate performance and individual initiatives and stock options granted under the Company's stock-based incentive plans. Measurement of corporate performance is primarily based on Company goals and industry performance levels. Accordingly, in years in which performance goals and industry levels are achieved or exceeded, executive compensation would be higher than in years in which performance is below expectations. Annual compensation is designed to attract and retain qualified executives. All executive officers and management in general are also eligible for and participate in an incentive compensation plan that consists of cash bonuses and stock options.

Performance Measures

        In evaluating annual bonuses, the Committee examines earnings per share, sales growth and operating results as well as subjective factors relating to performance of management objectives. No specific weight is assigned to any of these factors. The earnings factors are compared with designated Company performance goals, prior years' performance and performance of other companies in the industry. Accordingly, the Company believes it is important that its performance be compared to that of other specialty pharmaceutical companies in order to demonstrate the impact of management's objectives and performance.

Fiscal 2002 Compensation

        For fiscal 2002, the Company's executive compensation program consisted of base salary, a cash bonus based upon the performance measurements described above and stock options. Options are granted based primarily on each such person's potential contribution to the Company's growth and profitability. The Committee believes that options and other stock-based performance compensation arrangements are an effective incentive for managers to create value for stockholders because the value of an option bears a direct relationship to the Company's stock price.

        Base salary, maximum annual bonus and annual stock option grants for the Chief Executive Officer and all other executive officers were established by a combination of objective and subjective factors. Actual bonus payout is determined by a combination of objective factors relating to the Company's performance relative to targets and comparative companies, and subjective factors relating to the completion of specific management objectives.

        Base salaries are believed to be within the range of those persons holding comparably responsible positions at other companies, both regionally and nationally. In addition, other factors are taken into consideration, such as cost of living increases and competitors' performance, as well as the individual's past performance and potential with the Company. Bonus compensation is also tied to performance goals.

        The Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interest. If performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 2002 adequately reflect the Company's compensation goals and policies.

Chief Executive Officer and Other Senior Executives Compensation

        Rajat Rai, the Company's President and Chief Executive Officer, received an annual salary of $286,763 in 2002 for his service to the Company, and was granted 67,500 stock options in June 2002.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

JAMES G. ANDRESS        JEROME F. SHELDON        JAMES M. HUSSEY        LEO HENIKOFF

Information Concerning The Board Of Directors

        During the year ended December 31, 2002, the Company's Board of Directors met six times, including both regularly scheduled and special meetings. During 2002, none of the continuing Directors or nominees for Director attended fewer than 75% of the aggregate of all meetings of the Board of Directors, or all meetings of the committees of which he was a member, held while serving as a director.

        On March 6, 2003, James G. Andress notified the Company that he intends to retire as a director of the Company, such retirement to be effective at the conclusion of the Meeting. At the effective time of his retirement, there will be two full years remaining on Mr. Andress' term as a director. The Company is currently seeking to identify a qualified replacement director to serve the remaining term of this board position.

Compensation of Directors

        Directors receive a stipend of $1,000 for each board meeting attended in person, $500 for each board meeting attended via telephone and $500 for each committee meeting attended. Directors are also reimbursed for out-of-pocket expenses incurred in connection with attendance at Board of Directors and committee meetings. Upon election or appointment to the Board of Directors, each non-employee director receives an option to purchase 30,000 shares of the Company's common stock at an exercise price equal to the market price on the date of grant. These options are exercisable upon issuance. In addition, at the beginning of each year following a non-employee director's initial year of service on the Board, each non-employee director is granted an option to purchase 9,375 shares of the Company's common stock at an exercise price equal to the market price on the date of grant. Each such annual grant vests in full on the one-year anniversary of the date of grant.

Standing Committees

        In order to better and more efficiently discharge its fiduciary duties to the Company's stockholders, the Board has delegated special responsibility and authority with respect to various matters to committees, each of which is intended to have a minimum of three members drawn from the full Board of Directors. During 2002, the Board maintained the following standing committees:

        Audit Committee.    In keeping with the new relationships intended to be established between publically-traded companies and their auditors, the Audit Committee has complete authority over the selection, direction and compensation of the Company's independent auditors. This authority extends to establishing the scope of the audit, determining compensation, approving all non-audit services and monitoring auditor independence. The Audit Committee has assumed formal responsibility for final approval of the Company's critical accounting policies and for monitoring the continued propriety of the methods employed by the Company in connection with significant estimates and accruals. The Audit Committee also participates in, oversees and has other involvement with numerous processes designed to enhance the quality of the Company's financial information. The Audit Committee reviews all financial disclosure documents and discusses these documents with both management and the Company's independent auditors prior to public release. Finally, the Audit Committee monitors the Company's adherence to the Company's corporate compliance program and general corporate policies. The members of the Audit Committee are Messrs. Andress and Sheldon, and Dr. Henikoff. Each of Messrs. Andress and Sheldon, and Dr. Henikoff are independent as that term is defined in the National Association of Securities Dealers' listing standards, as was Mr. Stone. The Audit Committee met six times during the year ended December 31, 2002.

        Compensation Committee.    Although primary authority to establish and review performance standards and set compensation levels below the senior office level has been delegated to the Company's President, his decisions remain subject to oversight and review by the Compensation Committee. The function of the Compensation Committee is to determine the annual salary, bonus and other benefits of selected senior officers of the Company and establish and review, as appropriate, performance standards under compensation programs for senior officers. The members of the Compensation Committee are Messrs. Andress, Hussey and Sheldon, and Dr. Henikoff. The Compensation Committee met twice during the year ended December 31, 2002.

        Stock Incentive Plan Committee.    The members of the Stock Incentive Plan Committee are Messrs. Andress, Hussey and Sheldon, and Dr. Henikoff. The function of the Stock Incentive Plan Committee is to grant stock options under the Company's Amended and Restated Stock Incentive Plan. The Stock Incentive Plan Committee met four times during the year ended December 31, 2002.

Report of the Audit Committee of the Board of Directors

        The Audit Committee has assumed its expanded responsibilities following the passage of the Sarbanes-Oxley Act of 2002. The Audit Committee believes that the procedures it currently has in place are sufficient to establish meaningful, independent oversight of the Company's financial reporting, the core goal of Sarbanes-Oxley and other reform oriented corporate governance initiatives. Nevertheless, the Audit Committee will continue to seek ways in which it can further enhance the quality, timeliness and transparency of the Company's financial disclosures.

        The most basic responsibilities relating to the Company's financial statements have not changed. The Audit Committee is not responsible for either preparing or expressing an opinion on the Company's financial statements. Management is responsible for the preparation of the Company's financial statements as well as the design, implementation and functioning of the Company's financial reporting processes, including its system of internal controls. The Company's auditors are responsible for making an investigation of the Company and expressing an opinion as to whether the Company's annual financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

        While the basic responsibilities have not changed, changes in the relationships among the parties creates a significant increase in the Audit Committee's ability to oversee and evaluate the performance of both the Company's management and its independent auditors. The most significant change in this regard is the clear articulation of the Audit Committee's right, indeed responsibility, to control the Company's relationship with its independent auditors. The involvement of the Audit Committee in the process is expected to enhance the process because the members of the Audit Committee are independent (as determined in accordance with applicable standards) of both the Company and Ernst & Young, LLP, the two active participants in the process. It is significant to note that the Company's reporting structure has been altered such that the Manager of Internal Audit Services reports directly to the Chairman of the Audit Committee.

        To fulfill its obligations to monitor and oversee the performance of management and the independent auditors, the Audit Committee meets with management and the independent auditors, both jointly and individually. In meetings with management, the Audit Committee has inquired into the quality, not just the acceptability, of the decisions made by management in preparing the financial statements. An emphasis has been placed on assessing the reasonableness of any material judgments made by management in the preparation of the financial statements, which includes significant estimates and accruals. The Audit Committee has also pressed management on various contingencies, such as regulatory changes, which could have a significant impact on the Company.

        The Audit Committee has also met with the independent auditors both individually and with management present. At these meetings, the Audit Committee has considered the scope of and procedures for the Company's annual audit. The Audit Committee also discussed with the independent auditors the results of the independent auditors' examination of the Company. During such discussions, the Audit Committee received the independent auditors' evaluation of the Company's system of internal controls and the overall quality of the Company's financial reporting. In particular, the Audit Committee has reassessed the Company's position on applicable critical accounting policies, including obtaining guidance on the probable effects of adopting other potentially acceptable policies. The Audit Committee has also reviewed with the independent auditors the quality of decisions made by management in the preparation of the financial statements and such other matters as either the Audit Committee or independent auditors deemed necessary or appropriate for both parties to discharge their respective duties, which included a discussion of the matters identified in Statement of Accounting Standards 61.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

JAMES G. ANDRESS        JEROME F. SHELDON        LEO HENIKOFF

Audit and Related Fees

        The fees paid by the Company to Ernst & Young, LLP for the year ended December 31, 2002 are as follows:

  Audit Fees.

        Fees for audit services totaled approximately $198,000 in 2002 and approximately $336,000 in 2001. The fees for 2002 were related to the annual audit and reviews of the Company's quarterly reports. The fees for 2001 were related to the annual audit, reviews of the Company's quarterly reports and services related to the Company's underwritten public offering of stock completed in October 2001.

  Audit-Related Fees.

        Fees for audit related services totaled approximately $9,000 in 2002 and approximately $11,000 in 2001. Audit related services principally include audits of the Company's 401(k) plan and to a special audit report.

  Non-Audit Fees.

        Fees for non-audit services totaled approximately $162,000 in 2002 and approximately $171,000 in 2001. Non-audit services consisted primarily of tax preparation services.

  Independence of Ernst & Young LLP

        The Audit Committee has considered whether Ernst & Young, LLP's provision of non-audit services was compatible with maintaining the independence of Ernst & Young, LLP, and has determined that the non-audit services provided are proper and allowable within the guidelines of the Sarbanes-Oxley Act and applicable regulations.

STOCK PERFORMANCE GRAPH

        The graph below compares the cumulative stockholder return on the Common Stock of the Company with the cumulative total return on the S&P 500 Index and the Dow Jones U.S. Healthcare Index for the five-year period ended December 31, 2002, assuming the investment of $100 in each on December 31, 1997. Past financial performance should not be considered to be a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods.

	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002
S&P 500 Index	100	127	151	136	118	91
Option Care common stock	100	61	111	227	722	289
Dow Jones U.S. Healthcare Index	100	84	69	45	39	30

Certain Relationships and Related Transactions

        The Company and EJ Financial Enterprises, Inc. ("EJ"), which is 100% owned by Dr. John N. Kapoor, Chairman of the Board and Chief Executive Officer of the Company, have entered into a consulting agreement dated as of January 1, 1991, pursuant to which EJ provides independent consulting services to the Company. Per an amendment effective October 1, 1999, EJ receives an annual fee of $175,000, paid monthly, for ongoing consulting services. Either party may terminate the agreement on January 1st of any year. EJ provides consulting principally on strategic corporate objectives and operations, including sales and marketing strategies, growth strategies and acquisition opportunities of the Company.

        During 2002, the Company obtained legal services with an aggregate value of approximately $340,000 from Ross & Hardies. Mary Clare Bonaccorsi, the wife of Joseph Bonaccorsi, the Company's Senior Vice President, Secretary and General counsel, is a partner of Ross & Hardies. By agreement of the parties, Ms. Bonaccorsi is not to devote substantive attention to, or represent the Company in, any matter without the prior approval of our Board of Directors.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal 2 on the Proxy Card)

        The Audit Committee has selected the accounting firm of Ernst & Young, LLP as the Company's independent auditors with respect to the fiscal year ending December 31, 2003. Ernst & Young, LLP has served as the Company's independent auditors since January 1998.

        Prior to selecting Ernst & Young, LLP the Audit Committee had determined that it was satisfied with the competence and dedication of the audit engagement team and their knowledge of the Company and its business. After careful consideration, the Audit Committee determined that it also did not believe the nature or scope of the non-audit services provided by Ernst & Young, LLP impaired that firm's independence vis-à-vis the Company. The Audit Committee also interviewed Ernst & Young, LLP and received that firm's affirmation of independence.

        Representatives of Ernst & Young, LLP will be present at the annual meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

        The Board of Directors recommends that the stockholders vote "FOR" the proposal to ratify Ernst & Young, LLP as the Company's independent auditors with respect to the fiscal year ending December 31, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's officers and directors, and persons who own more than ten percent of the Company's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission. To the knowledge of the Company, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the year ended December 31, 2002.

ANNUAL REPORT

        The Annual Report to Stockholders for the year ended December 31, 2002 has been mailed simultaneously to the stockholders of the Company. This Annual Report includes a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission (excluding exhibits).

        Additional copies of the Company's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission (excluding exhibits), may be obtained by any stockholder, without charge, upon written request to Paul Mastrapa, Senior Vice President and Chief Financial Officer, Option Care, Inc., 485 E. Half Day Road, Suite 300, Buffalo Grove, Illinois 60089. The Company's Annual Report on Form 10-K for the year ended December 31, 2002 is also available through the Company's web site, www.optioncare.com.

SOLICITATION AND EXPENSES OF SOLICITATION

        The Company will bear the cost of solicitation of proxies. Proxies will be solicited by mail. Proxies may also be solicited by officers and regular employees of the Company and its subsidiaries, personally or by telephone or facsimile, but such persons will not be specifically compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

        Management knows of no business to be brought before the Annual Meeting of Stockholders other than that set forth herein. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters. Even if you plan to attend the meeting in person, please execute, date and return the enclosed proxy promptly. Should you attend the meeting, you may revoke the proxy by voting in person. A postage-paid, return-addressed envelope is enclosed for your convenience. Your cooperation in giving this your prompt attention will be appreciated.

                      By Order of the Board of Directors.

                      Joseph P. Bonaccorsi
                       Senior Vice President, General Counsel and Secretary

April 4, 2003
Buffalo Grove, Illinois

        \*/ DETACH PROXY CARD HERE \*/

PROXY

This Proxy is Solicited on Behalf of the Board of Directors
For the Annual Meeting of Stockholders to be held May 9, 2003
OPTION CARE, INC.

        The undersigned stockholder of Option Care, Inc. hereby appoints Rajat Rai and Joseph Bonaccorsi proxies, with full authority, which may be exercised by either one or both of them, with power of substitution to vote all shares of the Common Stock of Option Care which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Option Care to be held at the Company's Corporate Offices, 485 E. Half Day Road, Suite 300, Buffalo Grove, Illinois, at 10:00 a.m., local time, on Friday, May 9, 2003 (the 'Meeting'), and at any adjournment thereof as follows:

        A. as directed herein with respect to each of the proposals identified below; and

        B. in their discretion with respect to any other business that may properly come before the Meeting.

        By delivery of this proxy, the undersigned stockholder hereby revokes all proxies previously given by the undersigned with respect to the shares of Common Stock covered hereby.

A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE.

Please Detach Here
\*/ You Must Detach This Portion of the Proxy Card \*/
Before Returning it in the Enclosed Envelope

Please mark votes as in this example: [X]

        The Board of Directors HAS PROPOSED AND recommends a vote "for" THE FOLLOWING:

1.	ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

FOR TERM EXPIRING IN 2006:

Kenneth S. Abramowitz	Dr. John N. Kapoor	Rajat Rai

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP TO ACT AS INDEPENDENT AUDITORS OF OPTION CARE FOR THE FISCAL YEAR 2003.

☐ FOR	☐ AGAINST	☐ ABSTAIN

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" ALL THE NAMED NOMINEES FOR DIRECTOR AND "FOR" PROPOSAL 2.

        The undersigned acknowledges receipt of the 2002 Annual Report of the Stockholders, the Notice of the 2003 Annual Meeting and the Proxy Statement.

☐	PLEASE CHECK THIS BOX IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

Dated:	, 2003

Signature(s):

[Please sign exactly as name appears hereon.]

Joint owners should each sign personally. If stockholder is a corporation, please sign full corporate name by the President or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other authorized person. Executors, trustees, officers, etc., should indicate their titles when signing.

YOUR VOTE IS IMPORTANT.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.

QuickLinks

GENERAL
STOCKHOLDER PROPOSALS
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
PROPOSAL 1. ELECTION OF DIRECTORS (Proposal 1 on the Proxy Card)
INFORMATION CONCERNING OFFICERS AND DIRECTORS
EXECUTIVE COMPENSATION
PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (Proposal 2 on the Proxy Card)
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT
SOLICITATION AND EXPENSES OF SOLICITATION
PROXY CARD